OCI ENTERPRISES INC. EVALUATING STRATEGIC ALTERNATIVES
FOR ITS STAKE IN OCI RESOURCES LP

Atlanta, Ga. (June 23, 2015)- OCI Enterprises Inc., the North American subsidiary of OCI Company Ltd. of Seoul, Korea, announced today that it is evaluating strategic alternatives for its stake in OCI Resources LP (NYSE: OCIR).

###

ABOUT OCI ENTERPRISES INC.
OCI Enterprises Inc. is a chemical and green energy company headquartered in Atlanta, Ga. It is the North American subsidiary of OCI Company Ltd., of Seoul, Korea. OCI Enterprises Inc. is comprised of two divisions: Atlanta-based OCI Chemical Corporation and San Antonio-based OCI Energy LLC.

ABOUT OCI RESOURCES LP
OCI Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of OCI Wyoming LLC, (“OCI Wyoming”), one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.

ABOUT OCI COMPANY LTD.
OCI Company Ltd. is a global leading green energy and chemical company founded in 1959 in South Korea. It has developed a diversified portfolio of products and solutions for a broad spectrum of industries in the renewable energy sector, namely polysilicon raw materials for solar cells, fumed silica vacuum insulation panel (product: ENERVAC), sapphire ingots for LEDs and solar photovoltaic power as well as chemical products for the petro and coal chemical sector and the inorganic chemical and specialty gases sector. For more information, visit www.oci.co.kr.

Media Relations:
Amy McCool
(770) 375-2321
amccool@ocienterprises.com

Investor Relations:
Scott Humphrey
(770) 375-2387
shumphrey@ocienterprises.com